First Merchants Corporation Announces Consumer Banking Delivery Transformation Strategy

First Merchants continues to build on its commitment of meeting the evolving needs of current and prospective clients, while balancing the needs of its communities, by adapting to the increased utilization of mobile and online banking services, along with changes in banking center interactions.

For the past several years, First Merchants has been building the vision for a banking delivery transformation that will serve as a catalyst for the company’s future. And while COVID-19 did not play a role in beginning this transformation, the pandemic’s impact on consumer behavior has accelerated the importance of revitalizing its approach to serving clients.

First Merchants consistently reviews how its clients use the company’s banking centers and online banking services. Company leaders use this information, along with other factors such as proximity to other locations and availability of services, to make decisions to refresh, build, relocate, and sometimes consolidate banking centers.

Based upon these results, First Merchants will consolidate 17 banking centers across Indiana, Ohio, Michigan and Illinois by April 30, 2021. The banking delivery transformation, starting with significant developments in digital banking and in-branch technology, will begin at the start of the new year. The company plans to make improvements to existing banking centers, including enhanced renovations and a more streamlined customer experience. First Merchants will also enhance its ATM network in all markets and add a banking center in Columbus, Ohio by the end of 2021.

“This transformation starts with significant investment in digital banking and in-branch technology,” said First Merchants President & CEO Michael C. Rechin. “We view banking centers as an important part of our delivery network, and as the role of the banking center changes, we will advance our digital and physical network and ensure our bankers are fully empowered with knowledge to meet the evolving needs of clients.”

Rechin also reinforced the company’s commitment to the growth and development of its bankers. As part of this transformation, multiple locations will begin operating under a Universal Banker model. Under this model, bankers will meet client needs via streamlined banking center interactions.

About First Merchants Corporation

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors (as a division of First Merchants Bank). First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s website (www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.